SALES REPRESENTATIVE AGREEMENT


Parties:
                        CONSOLIDATED COATINGS CORPORATION
                             A Canadian corporation,
                        Hereinafter referred to as "CCC",
                                       And
                               SEREFEX CORPORATION
                         A Delaware Corporation, USA
                      Hereinafter referred to as "SEREFEX"


Effective  Date:     JANUARY  20,  2003

In consideration of the mutual covenants and agreements contained in this agreement, the parties agree as follows:

1. APPOINTMENT OF REPRESENTATIVE. CCC hereby appoints as its representative within the territory, as set out in Schedule B attached, for the promotion and solicitation of orders for the products described below, and Serefex accepts such appointment upon terms and conditions contained in the agreement.

2.     PRODUCTS  COVERED  AND  SALES  TERRITORY.

2.1 Serefex is authorized to solicit orders for CCC products and for such other products as CCC may hereafter authorized in writing (collectively, the "products").

3. TERM. The term of this agreement shall commence on the date hereof and shall continue for a period of one (1) year from the date hereof (the initial term), with automatic renewal for a maximum of four (4) successive one-year periods in the absence of written notice of termination given by either party to the other not less that thirty (30) days prior to the end of the initial term and any anniversary date thereof. Notwithstanding the above provisions, either party as provided in Section 9 may terminate the agreement at any time.

4.     CERTAIN  DUTIES  OF  SEREFEX.

4.1 Serefex agrees to comply with all rules, regulations, price lists, policies and restriction issued or adopted by CCC in connection with the products, as modified from time to time.

4.2 Serefex agrees to devote its best efforts to the performance of its duties including, but not limited to, the solicitation of orders, servicing of accounts, assistance in collection of accounts receivable, and performance of such services as may be reasonably directed by CCC.

4.3 During the term of this agreement, Serefex shall not, without the prior written consent of CCC, directly or indirectly engage in any capacity in the sale of products that compete with one or more products.

4.4 Representative shall indemnify and hold CCC harmless from and against any claim, loss, liability or expense (including attorney's fees) arising out of or in connection with any acts or omissions of representative. This provision shall survive any expiration or termination of this agreement.

4.5 CCC shall indemnify and hold Serefex harmless from and against any claim, loss, liability or expense (including attorney's fees) arising out of or in connection with any acts or omissions of CCC. This provision shall survive any expiration or termination of this agreement.

5. ORDERS. Serefex may solicit orders for products under the following terms and conditions:

     A. Serefex shall not quote any product prices to customers except in conformity with current price lists provided by CCC. Prices of the products shall be subject to change by CCC.

     B. Orders for products shall not be binding upon CCC until accepted by CCC in writing at its home office. All quotations for sales by Serefex to customers must be made expressly subject to the approval of CCC.

     C. Unless otherwise agreed by the parties in writing, CCC shall have primary responsibility for billing and collecting its own accounts, on such terms and conditions, as CCC shall determine. Serefex shall, upon request assist CCC in collecting outstanding accounts and in obtaining information relating to customers or potential customers.

     D. All terms and conditions of any sale shall be determined solely by CCC at its home office. Serefex shall have no authority to offer or agree to any terms of sale to customers except with the prior written authorization and agreement of CCC made at its home office.

     E. CCC may, at its discretion, (1) decline to accept any such order solicited by Serefex (2) cancel or terminate any such order, and (3) discontinue the manufacture or sale of any one or more products at any time or allocate products during periods of shortages, in each case without incurring any liability or obligation to Serefex under this agreement, including liability for commissions.

     F. CCC shall have no liability to Serefex or its customers for delays in manufacture, shipments or installation of products.

6.     COMPENSATION.

6.1 CCC shall pay Serefex the compensation and commissions set forth in Schedule "A" attached hereto and by this reference made a part hereof.

6.2 Any commissions accrued in accordance with this agreement and Schedule "A" are subject to limitations imposed by law, and commissions shall not be payable on any sales of products to a customer until and unless the customer shall have paid CCC all amounts due and owing with respect to such sales. No commissions shall in any event be payable with respect to orders canceled by CCC or its customers. No commissions shall in any event be payable with respect to any payments to CCC by customers for products if such payments are received by CCC more than 3 years after notice of termination of this agreement is given by either CCC or Serefex.

6.3 No commissions shall be paid if Serefex is in violation of any provision of this agreement, until and unless such violations are cured to the satisfaction of CCC.

7. INDEPENDENT CONTRACTOR. In carrying out its duties pursuant to this agreement, Serefex shall have the status of an independent contractor and not an employee of CCC. Serefex shall have no authority to bind CCC to any obligation or to make any representations on behalf of CCC.

8.     MODIFICATIONS.     CCC  shall have the right, in its sole discretion from
time to time, to change its products, sales prices and other terms, conditions and provisions relating to orders for products.

9. TERMINATION. Notwithstanding any other provisions hereof, CCC or representative may terminate this agreement at any time with or without cause upon Ninety (90) days written notice to the other party. The termination of this agreement as provided above shall not prejudice any other remedy to which either party may be entitled under this agreement, at law or in equity.

10. PROTECTION OF TRADE SECRETS. Serefex agrees that all files, records, documents, promotional material, specifications, books, customer lists, equipment, merchandise and similar items relating to the business activities of CCC shall remain the exclusive property of CCC and Serefex agrees to deliver such items and copies thereof, including all records of Serefex relating to the products, to CCC upon termination of the agreement for any reason whatsoever. During the term of this agreement and at all times thereafter covenants that it will not, except as authorized in writing by CCC, disclose to any person or entity any knowledge or information which he acquired while employed by CCC regarding:

     A. Any price lists, customer records, sales and distribution techniques, trade secrets and other confidential information of CCC pertaining to its business activities;

     B. Any lists of CCC's customers, suppliers, employees or any other documents or materials from which lists of any or all of such customers, suppliers, or employees could be derived; or

     C. Any information derived by Serefex during its employment by CCC relating to the needs and requirements of CCC's customers.

For purposes of this section, the "customers" and "suppliers" of CCC shall include any such customers and suppliers during the term of this agreement or, if longer, during the two-year period preceding the termination of this agreement.

11. PRODUCT LIABILITY INSURANCE. CCC represents and warrants to Serefex that it is currently maintaining a products liability policy in an amount of not less that One Million Dollars ($1,000,000.00) United States Currency, and hereby agrees to name Serefex as an additional insured.

12. COMPLIANCE WITH APPLICABLE LAW. CCC represents and warrants to Serefex that its current product line to be sold in Canada and the USA complies with all applicable federal, state and local laws, including all environmental laws.

13.     MISCELLANEOUS  PROVISIONS.

13.1 All notices and other communications hereunder shall be deemed to have been duly given if they are in writing and have been delivered personally or have been deposited in the mail for delivery by certified mail, return receipt requested, or by regular first class mail, postage prepaid. Notice to Serefex shall be sent to the Florida Regional Office, the same address as their commission payments are to be sent, being; 1100 misty Pines Circle, #204, Naples, Florida, 34105, USA. Either party may change the address to which notices to such party are to be sent by giving written notice of such change to the other party in accordance with the provisions of this section.

13.2 This agreement supersedes any previous written or oral understandings or agreements between CCC and Serefex and is the only agreement between the parties currently in effect.

13.3 This agreement constitutes a personal contract that may not be transferred or assigned by Serefex without prior written consent of CCC.

13.4 This agreement shall be interpreted and enforced in accordance with the laws of the Province of B.C.

13.5 The failure of CCC to insist upon strict performance of any covenant or condition of this agreement or to exercise any right hereunder shall not be construed as a waiver or relinquishment for the future of any such covenant, condition or right.

13.6 Either party may amend this agreement, as long as both parties agree to said changes in writing.



IN WITNESS WHEREOF, the parties have executed this agreement on the date first written above.



"CCC"               CONSOLIDATED  COATINGS  CORPORATION


                                        /s/ Consolidated Coatings
Witness  ________________________     By  ___________________________________



Date  ___________________________     Date  __________________________________





"Serefex"          SEREFEX  CORPORATION

                                          /s/ Brian Dunn
Witness  ________________________     By  ___________________________________


Date ___________________________            Date
__________________________________













                            SCHEDULE A - COMPENSATION
                            -------------------------

The commission schedule payout for Serefex per Section 6.1 of this agreement shall be as follows:


I. Sales of Rhinohide brand products and related stucco products shall be paid on a percentage of Gross Profit to "CCC". The commission payout schedule shall be based on the following annual gross sales by Serefex Corporation:

A.     $0 - 500,000 = Five Percent (5%)
       500,001-1,000, 000 = Seven Percent (7%)
C.     1,000, 001-2,000, 000 = Ten Percent (10%)
D.     2,000, 001 - 5, 000,000 = Fifteen Percent (15%)
A.     5,000,001 Plus = Seventeen Percent (17%)


II. Sales of Pacific Sailor, Magna Paint and Deckote products shall be paid on a percentage of total Gross Sales by Serefex Corporation in a calendar year. The commission payout schedule for Serefex Corporation, shall be as follows:

A.     $0 - 1,000, 000 = Five Percent (5%)
B.     1,000, 001-3,000,000 = Six Percent (6%)
C.     3,000,001-6,00,000 = Seven Percent (7%)
D.     6,000,001 - 10,000,000 = Eight Percent (8%)
E.     10,000,001 -20,000,000 = Nine Percent (9%)
F.     20,000,001 Plus = Ten Percent (10%)







          SCHEDULE B - EXCLUSIVE TERRITORY FOR THE SEREFEX CORPORATION
          ------------------------------------------------------------


It is agreed per Section 1 of this agreement that Serefex Corporation has the exclusive following territories.

1.     Entire State of Florida, USA
2. Additional outside business that Serefex Corporation notifies "CCC" in writing and registers as a Serefex Customer to be counted towards Serefex's Commission schedule.

It is further agreed that if Serefex Corporation does not produce a minimum of $250,000 in Gross Sales with 6 months from the effective date of this agreement, then at the sole discretion of "CCC", the State ofFlorida exclusivity can be terminated.